Exhibit No. 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ESCO Technologies Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-39737, 33-47916, 33-98112, 333-92945, 333-77887, 333-96309, 333-63930, 333-85268, and 333-117953) on Form S-8 of ESCO Technologies Inc. of our report dated December 1, 2008, with respect to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries (the Company) as of September 30, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2008, and the effectiveness of internal control over financial reporting as of September 30, 2008, which report appears in the Annual Report to Stockholders for the fiscal year ended September 30, 2008 and is incorporated by reference in the September 30, 2008 annual report on Form 10-K of ESCO Technologies Inc.
Our report dated December 1, 2008, on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standard No. 109, effective October 1, 2007, the adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of September 30, 2007, and the adoption of SFAS No. 123(R), Share-Based Payment, effective October 1, 2005.
The Company acquired Doble Engineering Company (Doble) on November 30, 2007, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2008, Doble’s internal control over financial reporting. Total assets related to Doble as of September 30, 2008 of $52.2 million and revenues for the ten-month period subsequent to the acquisition (November 30, 2007 to September 30, 2008) of $74.3 million were included in the consolidated financial statements of the Company as of and for the year ended September 30, 2008. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Doble.
St. Louis, Missouri
December 1, 2008